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                                                                  EXHIBIT 99.(m)

                              DISTRIBUTION PLAN OF
                     LM INSTITUTIONAL FUND ADVISORS II, INC.

         WHEREAS, LM Institutional Fund Advisors II, Inc. (the "Corporation") is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and intends to offer for public sale shares of common stock of its series known as the Batterymarch US Small Capitalization Equity Portfolio ("Fund").

         WHEREAS, the Corporation has registered the offering of its shares of common stock under a Registration Statement filed with the Securities and Exchange Commission and that Registration Statement is in effect as of the date hereof or expected to be made effective in the near future.

         WHEREAS, the Corporation desires to adopt a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Fund's Financial Intermediary Class of shares (the "Class"), and the Board of Directors has determined that there is a reasonable likelihood that adoption of the Distribution Plan will benefit the Fund and Shareholders of the Class; and

         WHEREAS, the Corporation has employed Legg Mason Wood Walker, Incorporated ("Legg Mason") as principal underwriter of the shares of the Corporation;

         NOW THEREFORE, the Corporation hereby adopts this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions.

         1.    A.   The Fund may make payments to Legg Mason, in the form of
                    fees or reimbursements, to compensate Legg Mason for services provided and expenses incurred by it for purposes of promoting the sale of the Class's shares, reducing redemptions of shares, maintaining or improving services provided to shareholders by Legg Mason or other parties and for such other purposes as the Rule 12b-1 Directors (as defined below) may approve from time to time. Payments may also be made under this Plan directly to parties other than Legg Mason, including, without limitation, any other party acting as principal underwriter of the Class's shares, for the same purposes for which payments may be made to Legg
                    Mason, but only if approved by the Rule 12b-1 Directors.
                    Payments under this Plan, however, shall not exceed in any fiscal year the annual rate of 0.40% of the average daily net assets attributable to the Class's shares, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

               B. The Fund may pay fees or reimbursements at a lesser rate than that specified in paragraph 1.A. of this Plan as approved in the manner specified in paragraph 3 of this Plan. Amounts payable hereunder are payable without regard to the aggregate amount that may be paid over the years, PROVIDED THAT, so long as the limitations set forth in
                    Article III, Section 26(d) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD") remain in effect and apply to distributors or dealers in the Corporation's shares, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

         2. Legg Mason (or any other party entitled to payments hereunder) may spend such amounts as it deems appropriate on any activities or expenses for which payments may be made under this Plan, including, but not limited to, compensation to employees of Legg Mason; compensation to Legg Mason, other broker-dealers and other entities that engage in or support the distribution of shares or who service shareholder accounts or provide sub-accounting and recordkeeping services; expenses of Legg Mason and such other broker-

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               dealers and other entities, including overhead and telephone and other communication expenses; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and preparation and distribution of sales literature and advertising materials.

         3. This Plan shall take effect on November 1, 1999 and shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually, by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those Directors who are not "interested persons" of the Corporation, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan; and only if the Directors who approve the Plan taking effect have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         4. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Corporation's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         5. This Plan may be terminated with respect to the Fund at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding shares of the Class.

         6. This Plan may not be amended to increase materially the amount provided for in paragraph 1.A. hereof unless such amendment is approved by a vote of a majority of the outstanding shares of the Class, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for continuing approval in paragraph 3 hereof.

         7. While this Plan is in effect, the selection and nomination of Directors who are not interested persons of the Corporation, as defined in the 1940 Act, shall be committed to the discretion of Directors who are themselves not interested persons.

         8. The Corporation shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to paragraph 4 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

         9. As used in this Plan, the term "majority of the outstanding shares of the Class" means the affirmative vote, at a duly called and held meeting of the Fund's Financial Intermediary Class shareholders, (i) of the holders of 67% or more of the Financial Intermediary Class shares present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding Financial Intermediary Class shares entitled to vote at such meeting are present in person or by proxy, or
               (ii) of the holders of more than 50% of the outstanding Financial Intermediary Class shares entitled to vote at such meeting, whichever is less.

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IN WITNESS WHEREOF, the Corporation has executed this Distribution Plan as of the day and year set forth below.

Date: November 1, 1999               LM INSTITUTIONAL FUND ADVISORS II, INC.

                                     By: /s/ Marie K. Karpinski
                                        -----------------------------------
                                         Vice President & Treasurer

Attest:

By: /s/ Suzanne E. Burk
   ----------------------------------


Agreed and assented to by

LEGG MASON WOOD WALKER, INCORPORATED

By: /s/ Andrew J. Bowden
   ----------------------------------
    Vice President